SUPPLEMENT DATED MAY 5, 1998
                       TO SUPPLEMENTS DATED APRIL 2, 1998,
                      JANUARY 30, 1998, DECEMBER 23, 1997,
                    NOVEMBER 18, 1997, AND OCTOBER 24, 1997,
                      TO PROSPECTUS DATED OCTOBER 22, 1997

                             WASHINGTON MUTUAL, INC.


     On April 8, 1998, Peter T. Joseph, who is named in the Prospectus as a Selling Stockholder, transferred 10,000 shares of Common Stock to Ballet Theater Foundation, Inc., 2,700 shares of Common Stock to Yale University and 340 shares of Common Stock to another organization.

     As a result of the foregoing transfers, the number of Shares eligible for resale pursuant to the Registration Statement by persons previously named as Selling Stockholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). Also as a result of the foregoing transfers, the other persons named below are added to the list of Selling Stockholders, and the number of Shares that each may sell pursuant to the Registration Statement is as set forth opposite such person's name:

 Name                                                           Shares
 Ballet Theater Foundation, Inc.                                10,000
 Prep for Prep                                                     340
 Yale University                                                 2,700
 Peter T. Joseph                                               530,395

             The date of this Prospectus Supplement is May 6, 1998.